EXHIBIT 23.5


                         INDEPENDENT AUDITORS' CONSENT






We hereby consent to the incorporation by reference in this Registration Statement on Form S-3/A filed by NetWolves Corporation (the "Company") of our report dated August 26, 2002 on our audit of the financial statements of Norstan Network Services, Inc. as of April 30, 2002 and 2001, and for the years then ended, appearing in the Company's Report on Form 8-K/A dated July 9, 2002 and filed on September 23, 2002 with the Securities and Exchange Commission.

We also consent to the reference to our firm under the caption "Experts" in the Prospectus.




/s/ Marcum & Kliegman LLP

Marcum & Kliegman LLP
Woodbury, NY
May 28, 2004